Continental Beverage and Nutrition, inc.
                                  (OTCBB:COBN)

                                                                January 19, 2006

Nick Payzant, CEO
US Modular
34-B Mauchly
Irvine, CA 92618

      Re: Proposed Share Exchange/Merger of US Modular, LLC ("USM") and Continental Beverage and Nutrition, Inc.

Dear Nick:

Pursuant to our recent discussions, which have been facilitated by Sloan Securities Corp. ("Sloan"), an NASD member and the exclusive advisor to CONTINENTAL BEVERAGE AND NUTRITION, INC., a publicly held Delaware corporation ("COBN") trading on the OTC:BB under the symbol "COBN," COBN is pleased to deliver this letter agreement ("Agreement") which sets forth the terms and conditions of a share exchange/merger transaction (the "Transaction") between COBN and USM, Inc, a California corporation (herein referred to as "USM" and collectively with COBN, the "Parties"). For purposes of this Agreement, any references to "we", "our" or "us" are references to COBN, and any references to "you" are references to USM. Upon countersignature of this Agreement, it shall serve as a binding Agreement between you and us, although we may elect to subsequently execute and deliver a more formal agreement containing a full set of the representations and warranties customarily found in agreements relating to transactions such as the Transaction.

1) Transaction. The parties shall complete a share exchange or merger the result of which will be to have USM become a wholly owned subsidiary of COBN and the combined entity shall be a company traded on the OTC:BB. Within 60 days of the execution of this Agreement the parties shall finalize the form of the Transaction. The parties also acknowledge that COBN is seeking to sell its operating business in a spin-off transaction, and that the subsidiary is not to be included in the valuation of COBN. COBN represents to USM that its publicly filed materials under the Securities Exchange Act of 1934, as amended are true accurate and complete and do not fail to state a fact necessary to make such information not misleading. USM represents to COBN that the information it has given to COBN to dates is true accurate and complete and do not fail to state a fact necessary to make such information not misleading. Upon completion of the Transaction, the Board of Directors of COBN shall resign and be replaced by the nominees of USM. In addition, COBN shall change take all actions necessary its name to any name designated by USM.

      a) In connection with the Transaction, if the parties elect to proceed with a merger transaction, COBN may set up a wholly-owned subsidiary called USM Acquisition Corp. ("MergerSub"). MergerSub shall merge with USM, with MegerSub being the surviving entity. The shareholders of USM will exchange and/or convert their shares in USM for shares or other securities in COBN as set forth below. Options and warrants in USM stock shall be exchanged for options and warrants in COBN.

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Attn: Mr. Nick Payzant                                               Page 2 of 5


      b) If the parties elect to proceed with a share exchange, they shall enter into an agreement pursuant to which COBN shall issue to USM ("USM Members") and their affiliates common stock, or other such securities as may be agreed to, on such terms as to effectuate the Result described below.

2) Result of Transaction. Upon the closing of the Transaction, there shall be a combined entity traded on the OTC:BB which shall have the following proposed capitalization structure:

      a) Capital Stock. At the closing of the Transaction, (i) shareholders of COBN (which shall include investors in the Offering - see section
            6D) shall own and control an aggregate of 37% of COBN (of which new Investors in the Offering shall own approximately 32% and Old Shareholders of COBN shall own approximately 5%); (ii) the USM Members shall own and control 63% of COBN subject to Section 7 below.

      b) Stock Options and Warrants. All existing USM options and warrants, or their equivalents, shall become options and warrants of COBN. At the Closing, each holder of USM options and warrants shall exchange their options and warrants for options and warrants to purchase shares of COBN capital stock on terms and conditions identical to the option and warrant terms and conditions, including any provisions concerning vesting and termination, prior to the Transaction.

3) Share Exchange/Merger Agreement. The terms and provisions of the Transaction may be described in one or more supplements to this Agreement by and between the Parties which shall contain the terms and conditions set forth in this Agreement, as may be modified and amended by subsequent negotiations of the Parties, and such representations and warranties, covenants, indemnities and conditions that are usual and customary in a merger of this kind.

4) Tax Free Reorganization. It is the intent of the Parties hereto that the transactions contemplated hereby to be memorialized by the Merger Agreement shall be structured so as to qualify as a tax free reorganization pursuant to the provisions of Section 368(a)1(b) or other suitable provision or provisions of the Internal Revenue Code.

5)    Conditions Precedent to With Transaction.

      a)    Due Diligence.

            i) The obligation of COBN to proceed with the Transaction shall be subject to due diligence review by COBN, its attorneys and auditors, which shall be satisfactory to COBN, in its sole discretion. COBN agrees to use commercially reasonable efforts to complete its non-accounting, non-financial due diligence on or before March 15, 2006.

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Attn: Mr. Nick Payzant                                               Page 3 of 5


            ii) The obligation of USM to proceed with the Transaction shall be subject to due diligence review by USM, its attorneys and auditors, which shall be satisfactory to USM, in its sole discretion. USM agrees to use commercially reasonable efforts to complete its non-accounting, non-financial due diligence on or before March 15, 2006.

      b) Legal Compliance, Approvals and Consents. The Parties shall be satisfied that the Transaction shall not violate any Federal or state law, rule or regulation to which either party is subject, and COBN shall have received all necessary approvals and consents with respect to the Transaction including, without limitation, written authorization of its Board of Directors and shareholder approval, if required.

6) Conditions Precedent to Closing. The Transaction is subject to traditional condition precedents contained in a Transaction of this kind including, proper documentation, necessary board and shareholder consents, due diligence and legal review. In addition, the closing shall be conditioned upon:

      a) USM providing Audited financial statements for the last three fiscal years including 2005;

      b)    approval by the Members of USM for the Transaction;

      c) approval by the shareholders of COBN of the Transaction (to the extent required by law) and for an increase in authorized common stock and/or the execution of a reverse split (if necessary) prior to closing of the Transaction;

      d) COBN shall have raised a gross amount of $10 Million in cash or cash equivalents at a Pre-money valuation of $25MM (the "Offering") subject to Section 7 below;

      e) Investors in the Offering shall consent that $1MM of the proceeds from the Offering shall be used to purchase shares from Nick Payzant, CEO of USM.

      f) The merged entity shall be trading on the OTC:BB or another Nationally recognized Stock Exchange, as the parties hereto may agree to.

7) Investment Adviser/Fee. Sloan Securities, a member of the NASD, shall act as exclusive investment banker with respect to the transaction and shall receive (i) a fee from COBN, pursuant to Sloan's agreement with COBN, which fee shall include an advisory fee equal to a warrant to purchase Three Percent (3%) of the total shares issued in the Offering or on an as-if converted fully-diluted basis, to the extent that the securities issued to the Investors in the Offering, are not common stock, as the case may be, post the Closing of the Transaction, for the proposed merger contained herein (the "IB Warrant"), and (ii) an investment banking fee of 7% of gross proceeds for the Offering, prior to or at the closing of the Transaction, for such services.

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Attn: Mr. Nick Payzant                                               Page 4 of 5


8) Confidentiality. The parties agree that to the extent permitted by law, they shall keep confidential the terms, existence and content of this Agreement and the proposed Transaction, and shall not disclose the same except to their attorneys, auditors, financial advisors, shareholders, officers and directors with a need to know, or pursuant to applicable law or court or administrative order, in which event, no disclosure will be made without the prior knowledge of the non-disclosing party, which shall also have an opportunity to review and comment on any proposed disclosure. COBN may also provide a copy of this Agreement and discuss it with Sloan, or the source of any other financing and their respective officers, directors, principals and counsel, provided that Sloan and such other financing source agree to abide by the provisions of this paragraph. USM, on the one hand, and COBN on the other hand, acknowledges and agrees that the willingness of the other to entertain the proposed Transaction, and closing of the Transaction are expressly conditioned on compliance by the other with the confidentiality provisions of this paragraph.

9) Publicity. The parties acknowledge that, under existing circumstances, a public disclosure of the existence of this Agreement or the contemplated Transaction is currently necessary or legally required. The parties shall mutually agree upon the language and timing of any press release or other public announcement if any party determines, based on the advice of counsel, that a public announcement is required by law.

10) Expenses. Each of the parties shall bear its own costs and expenses with respect to this Agreement.

11) Governing Law. This Agreement has been made, negotiated and delivered in the State of California and shall be governed by, and construed in accordance with, the laws of said State, without giving effect to the principles thereof relating to the conflict of laws.

12) Counterparts; Headings. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original and all of which, taken together, shall constitute one and the same document. The headings to paragraphs and subparagraphs of this Agreement are included for the convenience of the parties only and shall not have any effect on the meaning, construction or interpretation of this Agreement.

      The terms of this proposal which are set forth herein are based upon the preliminary and limited review of certain information provided to us by you concerning the business, assets, operations, condition and prospects of USM. Therefore, we reserve the right to modify the tax, legal and/or accounting structure of the Transaction and surviving corporation(s) and any another relevant terms contained herein based upon the results of COBN's due diligence investigation.

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Attn: Mr. Nick Payzant                                               Page 5 of 5


      We agree that each Party shall cause and or permit representatives of the other Party to have full access to each Party's management, records, facilities, accountants, auditors, attorneys and other advisors.

      If this Agreement is acceptable to you, please so signify by executing and delivering a signed copy of this Agreement, and it shall become a binding agreement between us.

Sincerely,


/s/ David Sackler
----------------------------------------
David Sackler, Chairman and CEO
Continental Beverage and Nutrition, Inc.


ACCEPTED AND AGREED
US Modular, LLC


By: /s/ Nick Payzant
    ------------------------------------
    Nick Payzant
    Chairman and CEO